Exhibit 99.15

CINTRA, CONCESIONES DE
INFRAESTRUCTURAS DE TRANSPORTE, S.A.

Audit report on the balance sheet
at 30 April 2009

PricewaterhouseCoopers Auditores, S.L. Paseo de la Castellana, 43 28046 Madrid España Tel.: +34 915 684 400 +34 902 021 111 Fax: +34 913 083 566 www.pwc.com/es

  Free translation of the auditor’s report on the balance sheet as at 30 April 2009 originally issued in
Spanish. In the event of a discrepancy, the Spanish language version prevails.

REPORT OF THE AUDITORS

To the shareholders of Cintra, Concesiones de Infraestructuras de Transporte S.A.

We have audited the balance sheet for Cintra, Concesiones de Infraestructuras de Transporte, S.A. at 30 April 2009 and the explanatory notes, the preparation of which is the responsibility of the Company’s Directors. Our responsibility is to express an opinion on the aforementioned balance sheet taken as a whole, based on the work carried out in accordance with auditing standards generally accepted in Spain which require the examination, on a test basis, of evidence supporting the balance sheet and an evaluation of their overall presentation, the accounting principles applied and the estimates made.

As is indicated in Note 2, the accompanying balance sheet at 30 April 2009 has been prepared for the exclusive purpose of meeting the requirements for corporate mergers and segregations established by Articles 36 and 73 of the Law regarding corporate restructuring and with respect to the proposed merger with Grupo Ferrovial, S.A. and the proposed segregation presented by Directors to shareholders at the General Meeting.

In our opinion, the accompanying balance sheet and the explanatory notes express, in all material respects, a true and fair view of the equity and financial situation of Cintra, Concesiones de Infraestructuras de Transporte, S.A. at 30 April 2009 and contain all necessary and sufficient information for an adequate understanding, in accordance with accounting principles and standards generally accepted under Spanish legislation, applied on a consistent basis.

PricewaterhouseCoopers Auditores, S.L.

Gonzalo Sanjurjo Pose
Partner – Auditor

29 July 2009